Exhibit 10.14

SERIES A STOCKHOLDER AGREEMENT

THIS SERIES A STOCKHOLDER AGREEMENT (this “Agreement”), is dated as of this 22nd day of April, 2005, by and among PaeTec Corp., a Delaware corporation (the “Company”); Madison Dearborn Capital Partners III L.P., a Delaware limited partnership, Madison Dearborn Special Equity III, L.P., a Delaware limited partnership, and Special Advisors Fund I LLC, a Delaware limited liability company (collectively, the “MDCP Group Stockholders”); Blackstone CCC Capital Partners L.P., a Delaware limited partnership, Blackstone CCC Offshore Capital Partners L.P., a Cayman Islands limited partnership, and Blackstone Family Investment Partnership III L.P., a Delaware limited partnership (collectively, the “Blackstone Group Stockholders”); and Ares Leveraged Investment Fund L.P., a Delaware limited partnership, Ares Leveraged Investment Fund L.P. II, a Delaware limited partnership, CIT Lending Services Corporation (f/k/a Newcourt Commercial Finance Corporation), a Delaware corporation (“CIT”), Caravelle Investment Fund, L.L.C., a Delaware limited liability company, UnionBanCal Equities, Inc., a California corporation, and GE Capital Equity Investments, Inc., a Delaware corporation (collectively with the MDCP Group Stockholders and the Blackstone Group Stockholders, the “Series A Stockholders”).

RECITALS

WHEREAS, each Series A Stockholder is the beneficial and record owner of shares of the preferred stock, par value $0.01 per share, of the Company designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) set forth opposite the name of such Stockholder on Schedule 1 attached hereto;

WHEREAS, the Company wishes (i) to consummate a recapitalization (the “Recapitalization”) pursuant to which the Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and the Class B common stock, par value $0.01 per share, of the Company will be reclassified (the “Reclassification”) into a single class of common stock, par value $0.01 per share, of the Company (the “New Common Stock”) and (ii) immediately after the consummation of the Recapitalization, to offer, issue and sell shares of the New Common Stock in an underwritten initial public offering (the “IPO”) registered under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, if the IPO constitutes a “Qualified Public Offering,” as defined in Section 11 of Article VI (the “QPO Provision”) of the Restated Certificate of Incorporation of the Company in effect as of the date hereof (the “Certificate of Incorporation”), the Company may require the holders of the Series A Preferred Stock to convert all, and not less than all, of the then-outstanding shares of the Series A Preferred Stock into common stock of the Company in connection with the closing of the IPO;

WHEREAS, the existing definition of a “Qualified Public Offering” requires the Company to (i) issue and sell “Common Stock” (as such term is defined in the QPO Provision) pursuant to a “Public Offering” (as such term is defined in the QPO Provision) at a price per share of Common Stock paid to the Company which equals or exceeds (x) 1.5 times (y) the conversion price of the Series A Preferred Stock in effect immediately prior to the consummation of such Public Offering (the “Series A Conversion Price”) and (ii) receive gross proceeds of such Public Offering which equal or exceed $50 million;

WHEREAS, the Company has proposed to amend the definition of “Qualified Public Offering” in the QPO Provision to provide that a “Qualified Public Offering” will occur even if the price per share of Common Stock paid to the Company pursuant to the IPO does not equal or exceed the minimum price specified in the QPO Provision, but that the Series A Conversion Price will be reduced in such event according to a formula specified in such amendment (such amendment in the form specified in this Agreement, the “QPO Amendment”);

WHEREAS, in connection with the IPO, the Company will file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) (i) a certificate of amendment to the Certificate of Incorporation containing the QPO Amendment and additional amendments to the Certificate of Incorporation, which shall be effective prior to the closing of the IPO (the “Certificate of Amendment”), and (ii) an amended and restated Certificate of Incorporation, which shall be effective from and after the closing of the IPO (the “Restated Certificate of Incorporation”);

WHEREAS, upon consummation of the IPO, in partial consideration of various consents, approvals and other actions by certain other stockholders of the Company, the Company proposes to sell shares of the New Common Stock to such other stockholders pursuant to agreements referred to in this Agreement if the Series A Conversion Price is reduced pursuant to the QPO Amendment;

WHEREAS, in connection with the IPO, the Company proposes to take other actions pursuant to agreements referred to in this Agreement with certain stockholders of the Company, all dated as of the date hereof;

WHEREAS, to facilitate the consummation of the IPO, the Series A Stockholders wish to consent to and to approve the Certificate of Amendment, the Restated Certificate of Incorporation, the transactions contemplated by the other stockholder agreements referred to in this Agreement and the other matters set forth herein, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, following a recommendation of a committee of the Board of Directors of the Company (the “Board of Directors”) composed exclusively of disinterested directors, the Board of Directors has reviewed the transactions contemplated by this Agreement and determined that this Agreement is in the best interests of the Company and its stockholders;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

APPROVALS, CONSENTS AND WAIVERS

1.1. Approval of Charter Amendments. Concurrently with the execution and delivery of this Agreement, each Series A Stockholder, in such Series A Stockholder’s capacity as owner of record of the shares of Series A Preferred Stock set forth on Schedule 1 attached hereto, acting with respect to all of such shares of Series A Preferred Stock so owned of record, has delivered to the Company a duly executed counterpart of a written consent in lieu of a meeting of stockholders of the Company, in the form attached hereto as Exhibit A, approving and consenting to various matters, including each of the following:

(i)	the Certificate of Amendment in the form attached to such written consent (the “Certificate of Amendment”);

(ii)	the Restated Certificate of Incorporation in the form attached to such written consent; and

(iii)	the Amended and Restated Bylaws of the Company in the form attached to such written consent (the “Restated Bylaws”).

The Company shall file the Certificate of Amendment with the Delaware Secretary of State, and the Certificate of Amendment shall become effective under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), prior to the IPO Closing Time. The Restated Certificate of Incorporation and the Restated Bylaws shall become effective under the Delaware General Corporation Law as of the IPO Closing Time or as soon as reasonably practicable thereafter and shall continue in effect thereafter until amended in accordance with their respective terms and the Delaware General Corporation Law.

1.2. Approval of Agreements. Each Series A Stockholder hereby consents to and approves the following agreements:

(i)	the Campuslink Stock Purchase Agreement, dated as of the date hereof, among the Company and the Persons set forth on the signature pages thereof under the heading “Campuslink Stockholders” and “Other Stockholders” in the form attached hereto as Exhibit B (the “Campuslink Stock Purchase Agreement”);

(ii)	the Initial Investors’ Stock Purchase Agreement, dated as of the date hereof, among the Company and the Persons set forth on the signature pages thereof under the heading “Stockholders,” in the form attached hereto as Exhibit C (the “Initial Investors’ Stock Purchase Agreement”);

(iii)	the Founding Stockholders’ Agreement, dated as of the date hereof, among the Company and the Persons set forth on the signature pages thereof under the heading “Stockholders,” in the form attached hereto as Exhibit D (the “Founding Stockholders’ Agreement”);

(iv)	the Termination Agreement, dated as of the date hereof, among the Company, the Majority Stockholders (as such term is defined therein) and the CCS Group Stockholders (as such term is defined therein), in the form attached hereto as Exhibit E, with respect to the termination of the CCS Group Stockholders’ Agreement;

(v)	Letter Agreement, dated as of the date hereof, between the Company and Pacific Capital Group Inc., and Letter Agreement, dated as of the date hereof, between the Company and Kline Hawkes & Co., in the form attached hereto as Exhibit F-1 and Exhibit F-2, respectively; and

(vi)	Amendment No. 1, dated as of the date hereof, to Third Amended and Restated Loan and Security Agreement and to Second Amended and Restated Guaranty, each dated as of March 31, 2004, among the Company, and the Borrowers, Lenders, Administrative Agent and Collateral Agent specified therein, in the form attached hereto as Exhibit G.

1.3. Approvals and Waivers Under Equity Purchase Agreement and Stockholders’ Agreement.

1.3.1 Notwithstanding any contrary provision in the Equity Purchase Agreement, dated as of February 4, 2000, among the Company and the Series A Stockholders (the “Equity Purchase Agreement”) or in any other agreement between the Company and any Series A Stockholder, but subject only to Section 1.3.3, the execution and delivery of this Agreement by the Series A Stockholders shall be deemed to constitute any and all approvals of the (i) the Transactions and (ii) all other instruments, documents and actions reasonably required to evidence or effectuate the consummation of the Transactions and otherwise to carry out the intent of the parties under this Agreement (including any instruments, documents and actions with respect to Permitted Subordinated Debt contemplated by Exhibit G (as such term is defined in such exhibit)), in each case, which are required to be given by (a) the holders of a majority of the Purchaser Securities held by the MDCP Group Stockholders or their permitted assigns and transferees, (b) the holders of a majority of the Purchaser Securities held by the Blackstone Group Stockholders or their permitted assigns and transferees (as such capitalized terms in clauses (a) and (b) are defined in the Equity Purchase Agreement) or (c) any other Series A Stockholder or group of Series A Stockholders, in each case, pursuant to Section 5D of the Equity Purchase Agreement, any other agreement to which Series A Stockholders and the Company are parties or otherwise.

1.3.2 The execution, delivery and performance of this Agreement by the Company shall be deemed to constitute, with respect to the Transactions, (i) full compliance by the Company and the Principal Stockholders (as such term is defined in the Preferred Stockholders’ Agreement, the “Principal Stockholders”) with the provisions of the Preferred Stockholders’ Agreement and (ii) full compliance by the Company with the Certificate of Incorporation (including the terms of the Series A Preferred Stock set forth in Article VI thereof), insofar as the terms of the Preferred Stockholders’ Agreement and the Certificate of Incorporation are applicable to the Transactions, and no Series A Stockholder shall assert any right, claim or entitlement under or by reason of the Preferred Stockholders’ Agreement or the Certificate of Incorporation inconsistent with this Agreement. Without limiting the generality of the foregoing, each Series A Stockholder hereby waives (to the extent that such Series A Stockholder has applicable rights under the agreements and instruments below), with respect to the Transactions, (a) the application of Section 2 of the Preferred Stockholders’ Agreement and the provisions of any other agreement or understanding to which the Company or any Principal Stockholder is a party or by which it is or may be bound which grants such Series A Stockholder “tag-along” or other similar rights to sell or otherwise transfer Securities (as such term is defined in the Preferred Stockholders’ Agreement), (b) the application of Section 3 of the Preferred Stockholders’ Agreement and the provisions of any other agreement or understanding to which the Company is a party or by which it is or may be bound which grants such Series A Stockholder preemptive or other rights of any nature whatsoever to purchase or otherwise acquire any shares of any class of capital stock of the Company, (c) compliance by the Company, any Series A Stockholder, any Principal Stockholder and CIT with the notice and other requirements of Sections 2.2 and 3.2 of the Preferred Stockholders’ Agreement and (d) the application of Sections 6D and 6E of Article VI of the Certificate of Incorporation. The consents, waivers and approvals set forth in Section 1.2, in this Section 1.3.2 and in Section 1.3.1 shall continue to be deemed to have been made following any amendment or modification of any agreement or instrument which constitutes part of the Transactions unless such amendment or modification (i) increases the rights of stockholders of the Company that are parties to such agreement or instrument in any material respect or (ii) adversely affects the contemplated benefits of this Agreement to the Series A Stockholders or the rights of the Series A Stockholders under this Agreement.

1.3.3. Notwithstanding the provisions of Section 1.3.1 or Section 1.3.2, the Transactions that shall not have been consummated prior to the time that the IPO Purchase Agreement shall become a binding obligation of the Company shall not be consummated if, prior to such time, each of Madison Dearborn Capital Partners III, L.P. and Blackstone CCC Capital Partners L.P. shall (i) reasonably object in writing to the initial public offering price per share of New Common Stock, or (ii) reasonably object in writing to any other terms and conditions of the IPO Purchase Agreement.

1.3.4. Except as specifically set forth in Sections 1.3.1, 1.3.2 and 1.3.3, the rights of the holders of a majority of the Purchaser Securities held by the MDCP Group Stockholders or their permitted assigns and transferees and the holders of a majority of the Purchaser Securities held by the Blackstone Group Stockholders or their permitted assigns and transferees (as such terms are defined in the Equity Purchase Agreement) pursuant to Section 5D of the Equity Purchase Agreement shall remain in full force and effect and shall be applicable to any applicable transactions other than the Transactions (and the other instruments, documents and actions reasonably required to evidence or effectuate the consummation of the Transactions and otherwise to carry out the intent of the parties under this Agreement) until the provisions of Section 4 of Amendment No. 1 to Equity Purchase Agreement, dated as of the date hereof, among the Company and the Purchasers (as such term is defined therein) shall become effective. For the avoidance of doubt, no agreement, arrangement or transaction between the Company and any members of the Company’s management, and no adoption or approval of, or other arrangement relating to, any equity compensation plan, shall be, or be deemed to be, for purposes of this Section 1.3 a “Transaction” or as being reasonably required to evidence or effectuate the consummation of the Transactions or otherwise to carry out the intent of the parties under this Agreement.

1.4. Execution of Other Agreements; New Voting Agreement.

1.4.1. Concurrently with the execution and delivery of this Agreement, each Series A Stockholder has delivered to the Company a duly executed counterpart of the following documents:

(i)	the Termination Agreement, dated as of the date hereof, among the Company and the Stockholders (as such term is defined therein), with respect to the termination of the Voting Agreement, dated as of February 4, 2000, among the Company and such Stockholders;

(ii)	Amendment No. 1 to Equity Purchase Agreement, dated as of the date hereof, among the Company and the Purchasers (as such term is defined therein); and

(iii)	the Termination Agreement, dated as of the date hereof, among the Company and the Stockholders (as such term is defined therein), with respect to the termination of the Preferred Stockholders’ Agreement.

1.4.2. Concurrently with the execution and delivery of this Agreement, each MDCP Group Stockholder and each Blackstone Group Stockholder has delivered to the Company a duly executed counterpart of the Voting Agreement, dated as of the date hereof, among the Company and the Stockholders (as such term is defined therein).

1.5. Participation in IPO; Use of Certain Proceeds; Lock-up; Waiver of Registration Rights.

1.5.1 The only shares of New Common Stock that shall be offered pursuant to the IPO shall be shares of New Common Stock offered by the Company for its own account and, subject to the provisions of this Section 1.5, shares of New Common Stock offered by and for the account of the Participating Stockholders and the Non-Waiving Stockholders. Subject to the provisions of this Section 1.5, the IPO shall be composed of the Company Primary Component, the Secondary Components, the Tertiary Components and the Over-Allotment Components.

1.5.2. The Company hereby agrees, as hereinafter provided, as follows:

(i) pursuant to Section 1.5.3, to apply all of the gross proceeds, less underwriting discounts and commissions, of the sale, if any, of shares of New Common Stock in the IPO that constitute the Company Secondary Component and the Company Tertiary Component to pay a cash dividend on the Series A Preferred Stock; and

(ii) pursuant to Section 1.5.4, to apply all of the gross proceeds, less underwriting discounts and commissions, of the sale, if any, of shares of New Common Stock in the IPO that constitute the Company Over-Allotment Component to pay a cash dividend on the Series A Preferred Stock.

1.5.3. On the IPO Purchase Agreement Effective Date, the Board of Directors shall declare (i) a cash dividend of the Secondary Series A Dividend Amount and (ii) a cash dividend of the Tertiary Series A Dividend Amount, in each case, which shall be payable to the holders of record of the Series A Preferred Stock as of the close of business on such date, provided that the Board of Directors shall condition the payment of (x) the dividend referred to in clause (i) of this Section 1.5.3 on the Company’s prior receipt of the gross proceeds, less underwriting discounts and commissions, of the sale of shares of New Common Stock representing the Company Secondary Component and (y) the dividend referred to in clause (ii) of this Section 1.5.3 on the Company’s prior receipt of the gross proceeds, less underwriting discounts and commissions, of the sale of shares of New Common Stock representing the Company Tertiary Component. The Company shall pay each such dividend as soon as reasonably practicable following the IPO Closing Time, but in no event later than one Business Day following the date on which the IPO Closing Time shall occur.

1.5.4. On the IPO Purchase Agreement Effective Date, the Board of Directors shall declare a cash dividend of the Maximum Over-Allotment Series A Dividend Amount payable to the holders of record of the Series A Preferred Stock as of the close of business on such date, provided that the Board of Directors shall condition the payment of such dividend on the Company’s prior receipt of the gross proceeds, less underwriting discounts and commissions, of the sale of shares of New Common Stock representing the Company Over-Allotment Component. The amount of such dividend shall equal the gross proceeds, less underwriting discounts and commissions, actually received by the Company from the sale of the Company Over-Allotment Component. The Company shall pay such dividend as soon as reasonably practicable following the date and time of the consummation of the sale of shares of New Common Stock representing the Company Over-Allotment Component, but in no event later than one Business Day following the date on which the consummation of the sale of shares of New Common Stock representing the Company Over-Allotment Component shall occur.

1.5.5. On the IPO Purchase Agreement Effective Date, the Board of Directors shall declare a stock dividend of the number of shares of New Common Stock representing up to the Maximum Company Over-Allotment Component payable to the holders of record of the Series A Preferred Stock as of the close of business on such date. The declaration of such dividend shall provide that such dividend shall be payable only if either (x) no shares of New Common Stock constituting the Company Over-Allotment Component shall have been sold pursuant to the IPO or (y) shares of New Common Stock constituting the Company Over-Allotment Component, but less than the Maximum Company Over-Allotment Component, shall have been sold pursuant to the IPO. If the Company shall become obligated to pay such dividend, (i) the amount of such dividend shall equal the Company Over-Allotment Difference and (ii) the Company shall pay such dividend as soon as reasonably practicable following the expiration of the Over-Allotment Option, but in no event later than one Business Day following the date on which the expiration of the Over-Allotment Option shall occur.

1.5.6. The obligations of the Company and the actions and determinations of the Board of Directors pursuant Sections 1.5.2, 1.5.3, 1.5.4, 1.5.5 and 1.5.15 shall be subject to, and qualified by, compliance with applicable provisions of the Delaware General Corporation Law, including the provisions of Section 170 thereof; provided, however, that the Company shall use commercially reasonable efforts to ensure that such actions and determinations contemplated by Sections 1.5.2, 1.5.3, 1.5.4, 1.5.5 and 1.5.15 shall comply with the Delaware General Corporation Law.

1.5.7. The Company shall use commercially reasonable efforts to obtain from each stockholder entitled to registration rights with respect to the IPO pursuant to the registration rights agreements set forth on Schedule 2 a waiver of the rights of each such stockholder to include shares of New Common Stock for offering pursuant to the IPO. If the Company shall not be able, using commercially reasonable efforts, to obtain such a waiver from any such stockholder entitled to registration rights with respect to the IPO pursuant to any such registration rights agreement, and such stockholder requests that its shares of New Common Stock be included for offering pursuant to the IPO, the Company shall be entitled to include for offering pursuant to the IPO shares of New Common Stock of each such non-waiving stockholder (collectively, the “Non-Waiving Stockholders”) in accordance with the registration rights agreement of such stockholder, but subject to the cutback provisions set forth in Section 1.5.9 (provided that, if the cutback provisions in the registration rights agreement of any such stockholder are inconsistent with Section 1.5.9, the Company shall use reasonable best efforts to cause such stockholder to agree to the cutback provisions set forth in Section 1.5.9). If the Company shall be required to include shares of New Common Stock of any Non-Waiving Stockholder for offering pursuant to the IPO, such shares shall reduce the number of shares of New Common Stock that shall constitute the Company Secondary Component, the Participating Stockholder Secondary Component, the Company Tertiary Component, the Participating Stockholder Tertiary Component, the Company Over-Allotment Component and the Participating Stockholder Over-Allotment Component in the manner contemplated by the definitions of such terms in Article VI.

1.5.8. Promptly after such time, if ever, as the lead managing Underwriters and the Company shall determine to include shares of New Common

Stock for offering pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions) in excess of $85.0 million, the Company shall provide written notice to each Series A Stockholder of the actual number of shares of New Common Stock that the Company is expected to be entitled to offer pursuant to the IPO in accordance with Section 1.5.1 and the range of prices at which shares of New Common Stock are expected to be so offered. The number of shares of New Common Stock specified in such notice, absent manifest error, shall be conclusive and binding on each Series A Stockholder.

1.5.9. If the lead managing Underwriters advise the Company in writing, at any time after the written notice specified in Section 1.5.8 is delivered to the Series A Stockholders, that marketing factors require a limitation of the number of shares of New Common Stock to be underwritten and sold in the IPO, the lead managing Underwriters may exclude from such registration some or all of the shares of New Common Stock that constitute the Secondary Components, the Tertiary Components and the Over-Allotment Components. In such event, the shares of New Common Stock which (i) the Company otherwise shall be entitled to include in the Company Secondary Component, the Company Tertiary Component and the Company Over-Allotment Component, (ii) each Participating Stockholder otherwise shall be entitled to include in the Participating Stockholder Secondary Component, the Participating Stockholder Tertiary Component and the Participating Stockholder Over-Allotment Component, and (iii) each Non-Waiving Stockholder otherwise shall be entitled to include in the Non-Waiving Stockholder Secondary Component, the Non-Waiving Stockholder Tertiary Component and the Non-Waiving Stockholder Over-Allotment Component shall be reduced on a pro rata basis among the Company, the Participating Stockholders and the Non-Waiving Stockholders based on the number of shares of New Common Stock entitled to be included for offering pursuant to the Secondary Components, the Tertiary Components and the Over-Allotment Components by the Company, each Participating Stockholder and each Non-Waiving Stockholder.

1.5.10. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to complete any registration of New Common Stock it proposes to make in connection with the IPO under this Section 1.5. If, at any time after giving a notice delivered to the Series A Stockholders pursuant to Section 1.5.8 and prior to the effective date of the IPO Registration Statement, the Company shall determine for any reason not to register or to delay registration of such New Common Stock, the Company shall promptly give written notice of such determination to the Series A Stockholders and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any securities in connection with the IPO and (ii) in the case of a determination to delay registration, the Company shall be permitted to delay registering any shares of New Common Stock in connection with the IPO for such period of time as shall be determined by the Board of Directors, subject to the termination provisions set forth in Article V.

1.5.11. Each Series A Stockholder hereby agrees (i) from and after the date hereof until the expiration of the Lock-up Period, not to exercise its right to request a Demand Registration (as such term is defined in the Registration Rights Agreement) pursuant to Article 2 of the Registration Rights Agreement and (ii) from and after the commencement of the Lock-up Period until the expiration of the Lock-up Period, not to exercise its piggyback registration rights pursuant to Article 3 of the Registration Rights Agreement, in each case, whether in connection with the IPO and the IPO Registration Statement or otherwise.

1.5.12. Without the prior written consent of the Company, each Series A Stockholder hereby agrees that, prior to the consummation of the IPO, it shall not Transfer to any other Person any shares of the Series A Preferred Stock that such Series A Preferred Stockholder owns beneficially or of record as of the date of this Agreement; provided that, prior to the date of the IPO Purchase Agreement, such Series A Stockholder may Transfer shares of Series A Preferred Stock to one or more of its controlled Affiliates so long as such controlled Affiliate agrees to be bound by the provisions of this Agreement.

1.5.13. Concurrently with the execution and delivery of this Agreement, each Series A Stockholder has delivered to the Company a duly executed counterpart of a Lock-up Letter with respect to all of the shares of Series A Preferred Stock, all of the shares of the Company’s common stock and other securities specified therein held by such Series A Stockholder, which shall be effective for the period specified therein (the “Lock-up Period”). Each Series A Stockholder further agrees that, as soon as reasonably practicable (and in no event later than the date on which the marketing efforts with respect to the IPO shall commence), such Series A Stockholder shall cause each of such Stockholder’s controlled Affiliates that beneficially owns capital stock of the Company to execute a Lock-up Letter with respect to all of the shares of the Series A Preferred Stock, all of the shares of the Company’s common stock and other securities specified therein held by such controlled Affiliate, which shall be effective for the Lock-up Period.

1.5.14. To the extent that the execution, delivery and performance of this Agreement by the parties hereto shall be deemed to require an amendment to the Registration Rights Agreement approved by the Company or any Series A Stockholder, or a waiver by the Company or any Series A Stockholder of its rights under the Registration Rights Agreement, this Agreement shall constitute a “written consent” within the meaning of Section 8.8 of the Registration Rights Agreement necessary for this Agreement to constitute such an amendment and waiver and for such amendment and waiver to be a valid and binding obligation of the Company and each Series A Stockholder, enforceable against the Company and each such Series A Stockholder.

1.5.15. On the IPO Purchase Agreement Effective Date, the Board of Directors shall declare a cash dividend of the Series A Dividend Floor Amount payable to the holders of record of the Series A Preferred Stock as of the close of business on such date; provided that the Board of Directors shall condition the payment of such dividend on the consummation of the IPO. The Company shall pay such dividend as soon as reasonably practicable following the expiration of the Over-Allotment Option, but in no event later than one Business Day following the date on which the expiration of the Over-Allotment Option shall occur.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE SERIES A STOCKHOLDERS

Each Series A Stockholder, severally and not jointly, represents and warrants to the Company as of the date hereof that:

2.1. Due Authorization. Such Series A Stockholder has the requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to be consummated by Series A Stockholder. The execution and delivery of this Agreement by such Series A Stockholder, and the compliance by such Series A Stockholder with each of the provisions of this Agreement (including the approval of the QPO Amendment and the consummation by such Series A Stockholder of the other transactions contemplated hereby to be consummated by Series A Stockholder), (i) are within the corporate, partnership, or limited liability company power and authority of such Series A Stockholder and (ii) have been duly authorized by such Series A Stockholder. This Agreement has been duly executed and delivered by such Series A Stockholder. Assuming due authorization, execution and delivery by all other parties to this Agreement, this Agreement constitutes a valid and binding agreement of such Series A Stockholder enforceable against such Series A Stockholder in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

2.2. No Violations; Consents. Neither the execution, delivery or performance by such Series A Stockholder of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, or result in a breach or a violation of, any provision of the articles of incorporation, bylaws, partnership agreement, limited liability company agreement or other organizational documents of such Series A Stockholder; (ii) conflict with or constitute, with or without notice or the passage of time or both, a breach, violation or default by such Series A Stockholder under (A) any Law applicable to such Series A Stockholder or (B) any provision of any agreement or other instrument binding upon such Series A Stockholder or any of its assets or properties, except for conflicts, breaches, violations and defaults, which, individually or in the aggregate, would not materially adversely affect the ability of such Series A Stockholder to perform its other obligations under this Agreement; or (iii) require any Consents, Approvals and Filings on the part of such Series A Stockholder.

2.3. Litigation. There is no Litigation pending or, to the knowledge of such Series A Stockholder, threatened against such Series A Stockholder or any of its controlled Affiliates or involving any of its properties or assets by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

2.4. Securities Laws.

2.4.1. With respect to the additional shares of Class A Common Stock or other securities issuable upon conversion of the Series A Preferred Stock that such Series A Stockholder may have the right to acquire or receive from the Company pursuant hereto (collectively, the “Additional Securities”), such Series A Stockholder hereby reaffirms, with respect to such Additional Securities, the representations and warranties that are set forth in Section 4C of the Equity Purchase Agreement (other than the proviso in Section 4C(i), Section 4C(vii) and Section 4C(viii))(which are incorporated herein by reference and shall survive any termination of the Equity Purchase Agreement), and that are applicable to the “Restricted Securities” defined therein and acknowledges that, upon issuance thereof, such Additional Securities shall be deemed to constitute “Restricted Securities” for purposes of the Equity Purchase Agreement.

2.4.2. The principal offices of such Series A Stockholder and the offices of such Series A Stockholder in which it made its decision to invest in the Additional Securities are located at the address of such Series A Stockholder set forth on Schedule 1 attached hereto.

2.4.3. The Company did not contact such Series A Stockholder or provide such Series A Stockholder with any information regarding the offering or sale of the Additional Securities through any “general solicitation” or “general advertising” within the meaning of Rule 502(c) of Regulation D under the Securities Act.

2.5. No Transfers of Rights. Such Series A Stockholder has not transferred any of such Series A Stockholder’s rights under any agreement to which the Company is a party to any Person (except for any Person which also is a Series A Stockholder under this Agreement), including any Affiliate of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Series A Stockholders as of the date hereof that:

3.1. Due Authorization. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by the Company. The execution, delivery and performance by the Company of this Agreement, and the compliance by the Company with each of the provisions of this Agreement (including the sale of the Shares hereunder), (i) are within the corporate power and authority of the Company and (ii) except as expressly provided herein, have been duly and validly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the

Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

3.2. No Violations; Consents. Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, or result in a breach or a violation of, any provision of the Certificate of Incorporation or the bylaws of the Company as in effect on the date hereof; (ii) conflict with or constitute, with or without notice or the passage of time or both, a breach, violation or default by the Company under (A) any Law applicable to the Company or (B) any provision of any agreement or other instrument binding upon the Company or any of its assets or properties, except for conflicts, breaches, violations and defaults, which, individually or in the aggregate, would not materially adversely affect the ability of the Company to perform its other obligations under this Agreement; or (iii) require any Consents, Approvals and Filings on the part of the Company, except for (A) Consents, Approvals and Filings expressly contemplated by this Agreement, (B) Consents, Approvals and Filings required pursuant to applicable securities laws and (C) other Consents, Approvals and Filings that, if not made or received, would not materially adversely affect the ability of the Company to issue the Additional Securities and to perform its other obligations under this Agreement.

3.3. Litigation. There is no Litigation pending or, to the knowledge of the Company, threatened against the Company or involving any of the properties or assets of the Company by or before any court, arbitrator or other Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

3.4. Validity of Shares. The Additional Securities, when issued in accordance with this Agreement and the Certificate of Incorporation, as amended by the Certificate of Amendment, will be validly issued, fully paid, nonassessable and free of all liens.

3.5. Capitalization. As of the date hereof, 26,664,258 shares of Class A Common Stock, 2,635,000 shares of Class B Common Stock and 134,000 shares of Series A Preferred Stock are issued and outstanding. All of such shares are validly issued, fully paid and nonassessable.

3.6. No General Solicitation. The Company did not contact any Series A Stockholder or provide any Series A Stockholder with any information regarding the offering or sale of the Additional Securities through any “general solicitation” or “general advertising” within the meaning of Rule 502(c) of Regulation D under the Securities Act.

ARTICLE IV

COVENANTS

4.1. Commercially Reasonable Efforts. Except as otherwise expressly provided in this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement to be consummated by such party. In furtherance and not in limitation of the other covenants of the parties contained in this Agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each party shall cooperate in all respects with each other party and use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 4.1, nothing in this Section 4.1 or in Section 4.2 shall require any party to take or refrain from taking any action or to consent to any matter that would materially restrict such party’s business assets or activities or the transactions contemplated by this Agreement, materially impair the contemplated benefits of this Agreement to such party or, with respect to CIT, interfere with the exercise of any rights or powers of CIT or its Affiliates under the Loan Agreement.

4.2. Further Assurances. Subject to the last sentence of Section 4.1, each party shall, at any time and from time to time after the date of this Agreement until the later of (i) the first anniversary of the IPO Closing Time and (ii) the date on which such party shall cease to own any securities of the Company, cooperate with each other party hereto and, at the request of any other party, shall execute and deliver any further instruments or documents and shall take all such further action, whether as a stockholder of the Company (in the case of any Series A Stockholder) or otherwise, as such other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement (to the extent that the consummation of any such transaction is an obligation of the non-requesting party) and otherwise to carry out the intent of the parties under this Agreement.

4.3. Lock-up Letters. The Company shall use its commercially reasonable efforts to cause each of its employees and each of its stockholders who owns 30,000 or more shares of the Class A Common Stock as of the date hereof as soon as reasonably practicable (and prior to the date on which the marketing efforts with respect to the IPO shall commence), and shall cause each of its executive officers and directors on the date hereof, to execute a Lock-up Letter with respect to the shares of the Company’s common stock, options to purchase shares of the Company’s common stock, and other specified securities held by such employee, stockholder, executive officer or director, which shall be effective for the Lock-up Period.

4.4. Confidentiality. In the event any Series A Stockholder (including the officers, employees, counsel, accountants, internal and external auditors, partners, agents and other authorized representatives of such Stockholder or its controlled Affiliates (collectively, the “Representatives”)) obtains from the Company or its representatives any Confidential Information in connection with the transactions contemplated by this Agreement (or, with respect to GE Capital Equity Investments, Inc. or CIT only, solely in connection with the equity transactions contemplated by this Agreement), such Series A Stockholder (i) shall treat all such Confidential Information as confidential, (ii) shall use such Confidential Information only for the purpose of evaluating the Transactions, (iii) shall protect such Confidential Information with the same degree of care as such Series A Stockholder uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care, and (iv) shall not disclose such Confidential Information to any third party except to the extent required by Law or any court or to its Representatives who need to know such Confidential Information for the purpose of effectuating the transactions contemplated by this Agreement (or for enforcing any rights or remedies of such party under this Agreement) and who have been informed of and have agreed to protect the confidential nature of such Confidential Information (and such Series A Stockholder shall be responsible for compliance with this Section 4.4 by the Representatives of such Series A Stockholder).

4.5. Public Statement. Unless otherwise required by law, no Series A Stockholder shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company. Unless otherwise required, in the Company’s reasonable judgment, by law (including rules and regulations of the Securities and Exchange Commission and any securities exchange or automated quotation system on which the Company’s securities are or will be traded or listed), the Company shall not issue any press release or make any public statement regarding the involvement of any Series A Stockholder with respect to this Agreement without the prior consent of such Series A Stockholder.

4.6. Dividend Floor Amount. Unless the Company shall otherwise wish to use readily available funds, if any, the Company shall use commercially reasonable efforts to secure, or to cause one or more of its subsidiaries to secure, an amount of subordinated indebtedness or other indebtedness, the proceeds of which may and shall be used, if necessary, to pay the Series A Dividend Floor Amount. Nothing in this Section 4.6 shall affect the Company’s obligations or the actions and determinations of the Board of Directors with respect to the declaration and payment of dividends in accordance with Section 1.5.

4.7. Consummation of Certain Transactions. (a) The Company shall not execute and deliver the IPO Purchase Agreement, file the Certificate of Amendment with the Delaware Secretary of State or consummate the IPO unless, at such time, each of the following conditions shall have been satisfied or waived by the Series A Stockholders in accordance with Section 6.9:

(i) no preliminary or permanent injunction or other order, writ, judgment or decree by any Governmental Entity which would prevent the consummation of the transactions contemplated hereby shall have been issued and remain in effect;

(ii) no statute, rule, regulation or other Law shall have been enacted by any Governmental Entity which would prevent or make illegal the consummation of the transactions contemplated by this Agreement;

(iii) the Other Stockholder Agreements shall be in full force and effect in the form attached hereto or as modified in a manner which does not adversely affect the contemplated benefits of this Agreement to the Series A Stockholders;

(iv) all other actions to be taken by the Company prior to such time in connection with the transactions contemplated by this Agreement shall have been taken to the reasonable satisfaction of the MDCP Representative and the Blackstone Representative; and

(v) there shall not have been (i) a reasonable objection in writing to the initial public offering price per share of New Common Stock, or (ii) a reasonable objection in writing to any other terms and conditions of the IPO Purchase Agreement, in each case, delivered to the Company by both of Madison Dearborn Capital Partners III, L.P. and Blackstone CCC Capital Partners L.P.

(b) The Company shall not be obligated to execute and deliver the IPO Purchase Agreement, to file the Certificate of Amendment with the Delaware Secretary of State or to consummate the IPO unless, at such time, each of the following conditions shall have been satisfied or waived by the Company in accordance with Section 6.9:

(i) no preliminary or permanent injunction or other order, writ, judgment or decree by any Governmental Entity which would prevent the consummation of the transactions contemplated hereby shall have been issued and remain in effect;

(ii) no statute, rule, regulation or other Law shall have been enacted by any Governmental Entity which would prevent or make illegal the consummation of the transactions contemplated by this Agreement;

(iii) the Other Stockholder Agreements shall be in full force and effect;

(iv) all other actions to be taken by the Series A Stockholders prior to such time in connection with the transactions contemplated by this Agreement shall have been taken to the reasonable satisfaction of the Company; and

(v) there shall not have been (i) a reasonable objection in writing to the initial public offering price per share of New Common Stock, or (ii) a reasonable objection in writing to any other terms and conditions of the IPO Purchase

Agreement, in each case, delivered to the Company by both of Madison Dearborn Capital Partners III, L.P. and Blackstone CCC Capital Partners L.P.

ARTICLE V

TERMINATION

5.1. Termination. This Agreement may be terminated as follows:

(i) at any time, by mutual written agreement of the Company and Series A Stockholders holding a majority of the outstanding shares of Series A Preferred Stock;

(ii) by either the Company, on the one hand, or the Series A Stockholders, on the other hand, by notice hereunder if the Company shall not have become bound by the IPO Purchase Agreement on or before December 31, 2005 (provided that the right to terminate this Agreement under this Section 5.1(ii) shall not be available to the Series A Stockholders if the failure by any Series A Stockholder to fulfill any of its obligations hereunder has been the cause of, or resulted in, the failure of the Company to become bound by the IPO Purchase Agreement on or before such date);

(iii) by the Series A Stockholders by notice hereunder if any Other Stockholder Agreement is amended without the prior written consent of the Series A Stockholders in a manner which adversely affects in any material respect the contemplated benefits of this Agreement to the Series A Stockholders; and

(iv) by the Company, if it shall not have sufficient funds to pay the Series A Dividend Floor Amount (provided that the right to terminate this Agreement under this Section 5.1(iv) shall not be available if the Company’s failure to have sufficient funds to pay the Series A Dividend Floor Amount has resulted from the Company’s failure to use commercially reasonable efforts to secure, or to cause one or more of its subsidiaries to secure, an amount of subordinated indebtedness or other indebtedness, the proceeds of which may be used to pay the Series A Dividend Floor Amount).

5.2. Effect of Termination. If this Agreement is terminated by the Company or the Series A Stockholders pursuant to Section 5.1, this Agreement shall forthwith become void ab initio and there shall be no further obligations on the part of the Company or the Series A Stockholders or their respective stockholders, directors, officers, employees, agents or representatives, except for the provisions of Sections 4.4 and 4.5, this Section 5.2 and Article VI, which shall survive any termination of this Agreement, provided, that nothing in this Section 5.2 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1. Definitions. In addition to the definitions ascribed in the preamble, recitals and other Articles of this Agreement to the capitalized terms set forth in such other provisions of this Agreement, the following terms, as used in this Agreement, shall have the following meanings:

“Affiliate“ shall have the meaning specified in Rule 405 under the Securities Act.

“Beneficially own” shall have the same meaning as in Rule 13d-3 promulgated under the Exchange Act, as such Rule is in effect on the date hereof.

“Business Day“ shall mean any day except Saturday, Sunday and any legal holiday or a day on which banking institutions located in New York, New York are required by Law or other governmental actions to close.

“Campuslink Stockholders” means, collectively, the Persons set forth on the signature pages of the Campuslink Stock Purchase Agreement under the heading “Campuslink Stockholders” and “Other Stockholders.”

“CCS Group Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of September 9, 1999, as amended as of February 4, 2000, among the Company, Arunas A. Chesonis, Christopher Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust Dated April 25, 1998, Jeffrey Sudikoff and each Person identified as a “CCS Group Stockholder” on the signature pages thereof.

“Company Over-Allotment Component” shall mean a number of shares of New Common Stock offered by the Company for its own account pursuant to the Over-Allotment Option in the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Company Primary Component, the Company Secondary Component and the Company Tertiary Component, of up to approximately $24.0 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Company Over-Allotment Component, if any, shall be determined by the Board of Directors and the lead managing Underwriters and, subject to the following sentence, shall equal approximately 80% of all shares of New Common Stock offered pursuant to the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Company Over-Allotment Component shall be reduced by approximately 80% of the number of shares of New Common Stock that shall constitute, and approximately 80% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Over-Allotment Component.

“Company Over-Allotment Difference” shall mean a number of shares of New Common Stock equal to (i) the Maximum Company Over-Allotment Component minus (ii) the shares of New Common Stock actually sold pursuant to the IPO that constitute the Company Over-Allotment Component.

“Company Primary Component” shall mean a number of shares of New Common Stock offered by the Company for its own account pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions) of approximately $85.0 million.

“Company Secondary Component” shall mean a number of shares of New Common Stock offered by the Company for its own account pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Company Primary Component and prior to the gross proceeds of the Company Tertiary Component and the Company Over-Allotment Component, of up to approximately $42.25 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Company Secondary Component, if any, shall be determined by the Board of Directors and, subject to the following sentence, shall equal approximately 65% of all shares of New Common Stock offered pursuant to the IPO, other than the shares of New Common Stock that shall constitute the Company Primary Component, the Tertiary Components and the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Company Secondary Component shall be reduced by approximately 65% of the number of shares of New Common Stock that shall constitute, and approximately 65% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Secondary Component.

“Company Tertiary Component” shall mean a number of shares of New Common Stock offered by the Company for its own account pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Company Primary Component and the Company Secondary Component and prior to the gross proceeds of the Company Over-Allotment Component, of up to approximately $40.0 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Company Tertiary Component, if any, shall be determined by the Board of Directors and, subject to the following sentence, shall equal approximately 80% of all shares of New Common Stock offered pursuant to the IPO, other than the shares of New Common Stock that shall constitute the Company Primary Component, the Secondary Components and the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Company Tertiary Component shall be reduced by approximately 80% of the number of shares of New Common Stock that shall constitute, and approximately 80% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Tertiary Component.

“Confidential Information” shall mean technical and business information relating to the Company’s intellectual property rights, trade secret processes or devices, techniques, data, formula, inventions (whether or not patentable) or products, research and development (including research subjects, methods and results), operating systems, computer software, costs, profit or margin information, pricing policies, confidential market information, budget and finances, customers, distribution, sales, marketing and production, business strategy and future business plans and any other information of a “confidential” nature, specifically including any information that is identified orally or in writing by the Company to be confidential, or that a Series A Stockholder should reasonably understand under the circumstances to be a trade secret or information of a similar nature, provided that Confidential Information shall not include any such information which (i) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of such Series A Stockholder, (ii) was lawfully obtained by such Series A Stockholder from a third party without breach of this Agreement and otherwise not in violation of the Company’s rights, (iii) was known to such Series A Stockholder at the time of disclosure of such Confidential Information to such Series A Stockholder by the Company, provided that such Series A Stockholder was not, at such time, subject to any confidentiality obligation with respect thereto, or (iv) was independently developed by such Series A Stockholder without making use of any Confidential Information.

“Consents, Approvals and Filings” shall mean any material consent, order, approval or authorization of, notification or submission to, filing with, license or permit from, or exemption or waiver by, any Governmental Entity or any other Person, including any of the foregoing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Exchange Act“ shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, in each case as the same shall be in effect at the time.

“Governmental Entity“ shall mean any United States federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

“IPO Closing Time” shall mean the time and date of the closing of the IPO.

“IPO Purchase Agreement” shall mean the Purchase Agreement to be entered into by the Company, the selling stockholders named therein (if any) and the representatives of the Underwriters with respect to the issuance, offering and sale by the Company and selling stockholders named therein (if any) of New Common Stock in the IPO.

“IPO Purchase Agreement Effective Date” shall mean the date as of which the IPO Purchase Agreement shall become effective.

“IPO Registration Statement” shall mean any registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission with respect to the IPO.

“Laws” shall mean all United States federal, state and local laws, statutes, ordinances, rules, regulations, orders and decrees.

“Litigation” shall mean any claim, action, suit, investigation or proceeding.

“Loan Agreement” shall mean the Third Amended and Restated Loan and Security Agreement, dated as of March 31, 2004, as amended from time to time, among PAETEC Communications, Inc., PAETEC International, Inc., PAETEC Online, Inc., PAETEC Communications of Virginia, Inc., PAETEC Capital Corp., Campuslink Communications Systems, Inc., Select Switch Acquisition Co., Parklink Communications, Inc. and East Florida Communications, Inc., as Borrowers; the Financial Institutions from time to time parties thereto, as Lenders, Canadian Imperial Bank of Commerce, as Administrative Agent for the Lenders, CIT, as Collateral Agent for the Lenders, Deutsche Bank Trust Company Americas and General Electric Capital Corporation, as Co-Syndication Agents, and Merrill Lynch Capital Corporation, IBM Credit LLC, Hewlett-Packard Financial Services Company and Union Bank Of California, N.A., as Co-Agents.

“Lock-up Letter” shall mean a letter agreement in substantially the form attached hereto as Exhibit H, with such changes thereto, if any, as shall be authorized by the Underwriters, provided that no changes shall increase the duration of the Lock-up Period.

“Maximum Company Over-Allotment Component” shall mean the maximum number of shares of New Common Stock that may constitute the Company Over-Allotment Component, assuming that the Over-Allotment Option is exercised in full.

“Maximum Over-Allotment Series A Dividend Amount” shall mean the amount of gross proceeds, less underwriting discounts and commissions, to the Company from the offering and sale of shares of New Common Stock pursuant to the IPO that constitute the Maximum Company Over-Allotment Component.

“Non-Waiving Stockholder Over-Allotment Component” shall mean the number of shares of New Common Stock that Non-Waiving Stockholders shall be entitled, and shall request, to include for offering pursuant to the Over-Allotment Option in the IPO and that shall not have been offered and sold as part of the Non-Waiving Stockholder Secondary Component or the Non-Waiving Stockholder Tertiary Component.

“Non-Waiving Stockholder Secondary Component” shall mean the number of shares of New Common Stock that Non-Waiving Stockholders shall be entitled, and shall request, to include for offering pursuant to the IPO, excluding the shares of New Common Stock that shall constitute the Non-Waiving Stockholder Tertiary Component and the Non-Waiving Stockholder Over-Allotment Component.

“Non-Waiving Stockholder Tertiary Component” shall mean the number of shares of New Common Stock that Non-Waiving Stockholders shall be entitled, and shall request, to include for offering pursuant to the IPO, excluding the shares of New Common Stock that shall constitute the Non-Waiving Stockholder Secondary Component and the Non-Waiving Stockholder Over-Allotment Component.

“Other Stockholder Agreements” shall mean the Campuslink Stock Purchase Agreement, the Initial Investors’ Stock Purchase Agreement and the Founding Stockholders’ Agreement, in each case, as amended from time to time.

“Over-Allotment Components” shall mean, collectively, the Company Over-Allotment Component, the Participating Stockholder Over-Allotment Component and the Non-Waiving Stockholder Over-Allotment Component.

“Over-Allotment Option” shall mean the option, if any, that the Company, the Participating Stockholders and the Non-Waiving Stockholders shall grant pursuant to the IPO Purchase Agreement to the Underwriters to purchase shares of New Common Stock representing the Over-Allotment Components.

“Over-Allotment Series A Gross Amount” shall mean the total amount of gross proceeds received by the Company pursuant to the offering and sale of the shares of New Common Stock, if any, pursuant to the IPO that shall constitute the Company Over-Allotment Component.

“Participating Stockholder Over-Allotment Component” shall mean a number of shares of New Common Stock offered by and for the account of the Participating Stockholders pursuant to the Over-Allotment Option in the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Participating Stockholder Secondary Component and the Participating Stockholder Tertiary Component, of up to approximately $6.0 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Participating Stockholder Over-Allotment Component, if any, shall be determined by the Board of Directors and the lead managing Underwriters and, subject to the following sentence, shall equal approximately 20% of all shares of New Common Stock offered pursuant to the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Participating Stockholder Over-Allotment Component shall be reduced by approximately 20% of the number of shares of New Common Stock that shall constitute, and approximately 20% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Over-Allotment Component.

“Participating Stockholder Secondary Component” shall mean a number of shares of New Common Stock offered by and for the account of the Participating Stockholders pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions) of up to approximately $22.75 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Participating Stockholder Secondary Component, if any, shall be determined by the Board of Directors and, subject to the following sentence, shall equal approximately 35% of all shares of New Common Stock offered pursuant to the IPO, other than the shares of New Common Stock that shall constitute the Company Primary Component, the Tertiary Components and the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Participating Stockholder Secondary Component shall be reduced by approximately 35% of the number of shares of New Common Stock that shall constitute, and approximately 35% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Secondary Component.

“Participating Stockholder Tertiary Component” shall mean a number of shares of New Common Stock offered by and for the account of the Participating Stockholders pursuant to the IPO that shall generate gross proceeds (before underwriting discounts and commissions), in addition to the gross proceeds of the Participating Stockholder Secondary Component, of up to approximately $10.0 million. Subject to such maximum, the number of shares of New Common Stock that shall constitute the Participating Stockholder Tertiary Component, if any, shall be determined by the Board of Directors and, subject to the following sentence, shall equal approximately 20% of all shares of New Common Stock offered pursuant to the IPO, other than the shares of New Common Stock that shall constitute the Company Primary Component, the Secondary Components and the Over-Allotment Components. The number of shares of New Common Stock that shall constitute, and the gross proceeds that shall be generated by, the Participating Stockholder Tertiary Component shall be reduced by approximately 20% of the number of shares of New Common Stock that shall constitute, and approximately 20% of the gross proceeds that shall be generated by, the Non-Waiving Stockholder Tertiary Component.

“Participating Stockholders” shall mean, collectively, the Campuslink Stockholders, Christopher E. Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998, Jeffrey Sudikoff and CIT.

“Person” shall mean an individual, firm, corporation, partnership, limited liability company, association, trust, company or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, and shall include any successor (by merger or otherwise) of such Person.

“Preferred Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of February 4, 2000, as amended from time to time, among the Company, the Series A Stockholders, Arunas A. Chesonis, Christopher E. Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998, and Jeffrey Sudikoff.

“Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement, dated as of February 4, 2000, as amended from time to time, by and among the Company, Alliance Cabletel Holdings, L.P., Kline Hawkes California SBIC, L.P., The Union Labor Life Insurance Corporation Separate Account P, and the other individuals and/or entities listed on Schedule A thereto, and the Series A Stockholders.

“Secondary Components” shall mean, collectively, the Company Secondary Component, the Participating Stockholder Secondary Component and the Non-Waiving Stockholder Secondary Component.

“Secondary Series A Dividend Amount” shall mean the total amount of gross proceeds, less underwriting discounts and commissions, expected to be received by the Company pursuant to the offering and sale of the shares of New Common Stock, if any, pursuant to the IPO that shall constitute the Company Secondary Component.

“Secondary Series A Gross Amount” shall mean the total amount of gross proceeds received by the Company pursuant to the offering and sale of the shares of New Common Stock, if any, pursuant to the IPO that shall constitute the Company Secondary Component.

“Series A Dividend Amount” shall mean the sum of (a) the Secondary Series A Dividend Amount plus (b) the Tertiary Series A Dividend Amount plus (c) the Series A Over-Allotment Dividend Amount plus (d) the Series A Dividend Floor Amount.

“Series A Gross Dividend Amount” shall mean the sum of (a) the Secondary Series A Gross Amount plus (b) the Tertiary Series A Gross Amount plus (c) the Over-Allotment Series A Gross Amount.

“Series A Dividend Floor Amount” shall equal the lesser of the following:

(i) the difference of (x) the difference of (a) $134.0 million minus (b) the total amount of underwriting discounts and commissions payable by the Company with respect to the sale of shares of New Common Stock pursuant to the Company Secondary Component, the Company Tertiary Component and the Company Over-Allotment Component (in each case, if any), minus (y) the sum of (a) the Secondary Series A Dividend Amount plus (b) the Tertiary Series A Dividend Amount plus (c) the amount of the dividend declared pursuant to Section 1.5.4 (but only if such dividends shall have been declared for payment to the extent required by Section 1.5); and

(ii) the difference of (x) $40.0 million minus (y) the amount of any loan origination fee and expenses incurred by the Company in order to satisfy its obligation to pay the Series A Dividend Floor Amount, provided that such amount shall not exceed $1.2 million.

“Series A Gross Floor Amount” shall mean the lesser of the following:

(i) the difference of (x) $134.0 million minus (y) the sum of (a) the Secondary Series A Gross Amount plus (b) the Tertiary Series A Gross Amount plus (c) the Over-Allotment Series A Gross Amount (in each case, if any); and

(ii) $40.0 million.

“Series A Over-Allotment Dividend Amount” shall mean the total amount of gross proceeds, less underwriting discounts and commissions, received by the Company pursuant to the offering and sale of the shares of New Common Stock, if any, pursuant to the IPO that shall constitute the Company Over-Allotment Component.

“Tertiary Components” shall mean, collectively, the Company Tertiary Component, the Participating Stockholder Tertiary Component and the Non-Waiving Stockholder Tertiary Component.

“Tertiary Series A Dividend Amount” shall mean the total amount of gross proceeds, less underwriting discounts and commissions, expected to be received by the Company pursuant to the offering and sale of the shares of New Common Stock, if any, pursuant to the IPO that shall constitute the Company Tertiary Component.

“Tertiary Series A Gross Amount” shall mean the total amount of gross proceeds received by the Company pursuant to the offering and sale of the shares of New Common Stock, if any, pursuant to the IPO that shall constitute the Company Tertiary Component.

“Transactions” shall mean collectively (i) the Recapitalization, (ii) the offering, issuance and sale of New Common Stock in the IPO and all agreements and arrangements in connection therewith, (iii) the approval and, where applicable, filing with the Delaware Secretary of State of the Certificate of Amendment, the Restated Certificate of Incorporation and the Restated Bylaws, (iv) the transactions contemplated by the Other Stockholder Agreements, (v) the transactions contemplated by the agreements referred to in Section 1.4 and (vi) the transactions contemplated by this Agreement, including, with respect to each of the agreements set forth in clauses (iv), (v) and (vi), the schedules, appendices, and final forms of agreements and other exhibits which are attached thereto.

“Transfer” means, with respect to any securities, directly or indirectly, to sell, transfer, assign, distribute, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, distribution, pledge, encumbrance, hypothecation or similar disposition of, whether by operation of law or otherwise, such securities.

“Underwriters” shall mean the underwriters of the IPO.

6.2. Survival of Representations and Warranties. Except as otherwise provided in Article V, all representations and warranties set forth in this Agreement or in any writing delivered by any party pursuant to this Agreement shall survive the transactions contemplated by this Agreement (regardless of any investigation, inquiry or examination made by any party or on its behalf or any knowledge of any party or the acceptance by any party of any certificate or opinion) until the first anniversary of the IPO Closing Time.

6.3. Fees and Expenses. Except as contemplated by the Equity Purchase Agreement, each party to this Agreement shall be responsible for the payment of the fees and expenses of its own advisers, counsel, accountants, investment banks and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

6.4. Specific Enforcement. The parties hereto agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached and (ii) the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

6.5. Successors and Assigns. Except as otherwise expressly provided herein, (i) all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not, and (ii) neither the Company, on the one hand, nor any Series A Stockholder, on the other hand, may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of Blackstone CCC Capital Partners L.P. (or such Person designated thereby) (the “Blackstone Representative”) and Madison Dearborn Capital Partners III, L.P. (or such Person designated thereby) (the “MDCP Representative”), in the case of any such assignment or delegation by the Company, or the Company, in the case of any such assignment or delegation by any Series A Stockholder.

6.6. Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, among some or all of the parties hereto and thereto with respect to such subject matter.

6.7. Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with hard copy, (which shall not constitute notice) sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York City time, on a Business Day, and otherwise on the next Business Day, or (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, requests, consents and other communications shall be sent to the following Persons at the following addresses:

(i)	if to the Company, to:

PaeTec Corp.

One Northern Concourse

North Syracuse, NY 13212

Attention: Daniel J. Venuti

Facsimile: (315) 454-0690

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth St., N.W.

Washington, D.C. 20004-1109

Attention: Charles E. Sieving

Facsimile: (202) 637-5910

(ii)	if to the MDCP Group Stockholders, to the MDCP Representative at:

c/o Madison Dearborn Capital Partners

Three First National Plaza, Suite 3800

Chicago, Illinois 60670

Attention:	James N. Perry, Jr.
Paul Finnegan
Facsimile:	(312) 895-1001

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, IL 60601

Attention:	Jeffrey Seifman
Facsimile:	(312) 861-2200

(iii)	if to the Blackstone Group Stockholders, to the Blackstone Representative at:

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention:	Lawrence H. Guffey
Michael S. Chae
Facsimile:	(212) 583-5722

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett

425 Lexington Ave.

New York, New York 10017-3954

Attention:	Wilson Neely
Facsimile:	(212) 455-2502

(iv)	if to CIT, to:

CIT Lending Services Corporation

1 CIT Drive

Livingston, NJ 07039

Attention: Legal Counsel, Communications, and Media Finance Group

Facsimile: (973) 422-5822

with a copy (which shall not constitute notice) to:

Attention: Joe Junda, Communications and Media Finance Group

Facsimile: (973) 535-1816

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notice to any other Series A Stockholders shall be addressed to such Series A Stockholder at the address set forth for such Purchaser on the Schedule of Purchasers attached to the Equity Purchase Agreement or at such other address and/or to the attention of such other Person as such Series A Stockholder may designate by written notice to the Company.

6.8. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

6.9. Amendments; Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented without the written consent thereto of the Company, the Blackstone Group Representative and the MDCP Representative. Any written consent to any such amendment, modification or supplement given by (i) the Blackstone Group Representative shall be binding upon all of the Blackstone Group Stockholders, (ii) the MDCP Representative shall be binding upon all of the MDCP Group Stockholders, and (iii) the Blackstone Group Representative and the MDCP Representative shall be binding upon all of the Series A Stockholders. Each party hereto may waive any of such party’s rights hereunder or lack of performance by another party hereto, but any such waiver shall not be effective with respect to any other party hereto that does not consent to such waiver, provided that a waiver by (i) the Blackstone Group Representative shall be binding upon all of the Blackstone Group Stockholders, (ii) the MDCP Representative shall be binding upon all of the MDCP Group Stockholders and (iii) the Blackstone Group Representative and the MDCP Representative shall be binding upon all of the Series A Stockholders. Notwithstanding the foregoing, if any such amendment, modification, supplement or waiver would materially adversely affect any Series A Stockholder relative to the Series A Stockholders voting in favor of such amendment, modification, supplement or waiver, such amendment, modification, supplement or waiver shall also require the written consent of a majority of the Series A Stockholders so adversely affected.

6.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which taken together shall constitute one and the same Agreement.

6.11. Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.12. Governing Law. Except to the extent that the Delaware General Corporation Law shall, by its terms, apply to the subject matter of this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

6.13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

6.14. Delivery by Facsimile and Electronic Means. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, electronic mail or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine, electronic mail or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, electronic mail or other electronic means as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

6.15. Acknowledgement. The parties acknowledge that the consummation of the IPO remains subject to significant conditions and that this Agreement does not represent a commitment by any party hereto or by the Company or any other Person to consummate, or to use any level of efforts to consummate, the IPO. The Company may determine in its sole discretion not to pursue the IPO and, in such event, no party hereto shall incur any liability to any other party hereto as a result of such determination or the non-consummation of the IPO.

6.16. Restrictive Legends. Each certificate representing any of the Additional Securities shall bear legends substantially in the following form:

THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OR SERIES OF CAPITAL STOCK. THE CORPORATION SHALL FURNISH TO ANY HOLDER UPON REQUEST AND WITHOUT CHARGE THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS OF EACH CLASS OR SERIES AUTHORIZED TO BE ISSUED BY THE CORPORATION SO FAR AS THEY HAVE BEEN FIXED AND DETERMINED AND OF THE AUTHORITY OF THE BOARD OF DIRECTORS TO FIX AND DETERMINE THE DESIGNATIONS, VOTING RIGHTS, PREFERENCES, LIMITATIONS AND SPECIAL RIGHTS OF THE CLASSES AND SERIES OF SECURITIES OF THE CORPORATION.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THE CORPORATION RESERVES THE RIGHT PRIOR TO ANY SUCH TRANSACTION TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE FOREGOING RESTRICTIONS.

The legend set forth immediately above and any applicable stop transfer orders shall be removed, and the Company shall issue certificates without such legend, with respect to any of such securities with respect to which the Company has received an opinion from counsel to the applicable holder, in form and substance and from counsel reasonably satisfactory to the Company, to the effect that the subsequent transfer or other disposition of such securities shall not require registration under the Securities Act. The Company, at its discretion, may cause a stop transfer order to be placed with its transfer agent with respect to the securities represented by certificates that include the legend set forth immediately above.

6.17 Several Obligations. The rights and obligations of each Series A Stockholder under the Agreement are several and not joint with the rights and obligations of any other Series A Stockholder, and no Series A Stockholder shall be entitled to the rights hereunder, or responsible for the performance of the obligations hereunder, of any other Series A Stockholder.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Series A Stockholder Agreement as of the date first above written.

PAETEC CORP.

By:	/s/ ARUNAS A. CHESONIS
Its:	Chairman, Pres. & CEO

MDCP:

MADISON DEARBORN CAPITAL PARTNERS III, L.P.

By:	Madison Dearborn Partners III, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/
Its:	Managing Director

MADISON DEARBORN SPECIAL EQUITY III, L.P.

By:	Madison Dearborn Partners III, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/
Its:	Managing Director

SPECIAL ADVISORS FUND I, LLC

By:	Madison Dearborn Partners III, L.P.
Its:	Manager
By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/
Its:	Managing Director

BLACKSTONE GROUP STOCKHOLDERS:

BLACKSTONE CCC CAPITAL PARTNERS L.P.

By: Blackstone Management Associates III L.L.C.

By:	/s/ MICHAEL CHAE
Name:	Michael Chae
Title:	Member

BLACKSTONE CCC OFFSHORE CAPITAL PARTNERS L.P.

By: Blackstone Management Associates III L.L.C.

By:	/s/ MICHAEL CHAE
Name:	Michael Chae
Title:	Member

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.

By: Blackstone Management Associates III L.L.C.

By:	/s/ MICHAEL CHAE
Name:	Michael Chae
Title:	Member

OTHER INVESTOR STOCKHOLDERS:

CIT LENDING SERVICES CORPORATION (formerly known as Newcourt Commercial Finance Corp.)

By:	/s/ JOSEPH JUNDA
Its:	Vice President

CARAVELLE INVESTMENT FUND, L.L.C.

By:	Trimuran Advisors, L.L.C.
Its:	Investment Manager and Attorney-in-Fact

By:	/s/
Its:	Managing Director

UNIONBANCAL EQUITIES, INC.

By:	/s/ JEAN PIERRE KNIGHT /s/
Its:	Sr. Vice President

ARES LEVERAGED INVESTMENT FUND, L.P.

By:	ARES Management, L.P.
Its:	General Partner

By:	/s/
Its:	Vice President

ARES LEVERAGED INVESTMENT FUND II, L.P.

By:	ARES Management II, L.P.
Its:	General Partner

By:	/s/
Its:	Vice President

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ GREGORY J. JANIA
Its:	Authorized Signatory
Gregory J. Jania

SCHEDULE 1

Series A Stockholders	Shares of Series A Preferred Stock
Ares Leveraged Investment Fund II, L.P. 1999 Avenue of the Stars, 39th Floor Los Angeles, CA 90071	2,500

Ares Leveraged Investment Fund, L.P. 1999 Avenue of the Stars, 39th Floor Los Angeles, CA 90071	2,500

Blackstone CCC Capital Partners L.P. 345 Park Avenue New York, NY 10154	39,859.10

Blackstone CCC Offshore Capital Partners L.P. 345 Park Avenue New York, NY 10154	7,140.90

Blackstone Family Investment Partnership III, L.P. 345 Park Avenue New York, NY 10154	3,000

CIT Lending Services Corporation, f/k/a Newcourt Commercial Finance Corporation 1 CIT Drive, #2108A Livingston, NJ 07039	3,000

GE Capital Equity Investments, Inc. GE Commercial Finance 500 West Monroe, Floor 16 Chicago, IL 60661-3671	1,000

Madison Dearborn Capital Partners III, L.P. Three First National Plaza Suite 3800 Chicago, IL 60602	68,332.72

Madison Dearborn Special Equity III, L.P. Three First National Plaza Suite 3800 Chicago, IL 60602	1,517.28

Sigler & Co., Trustee for Caravelle Investment Fund, LLC 622 Third Avenue, 35th Floor New York, NY 10017	2,000

Special Advisors Fund I, LLC Three First National Plaza Suite 3800 Chicago, IL 60602	150

UnionBanCal Equities, Inc. 445 South Figueroa Los Angeles, CA 90071	3,000

Totals	134,000

SCHEDULE 2

Registration Rights Subject to Waiver

1.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Daniel J. Venuti, PaeTec Corp. (the “Company”), PaeTec Communications, Inc. (the “Subsidiary”) and Arunas A. Chesonis (“Chesonis”).

2.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among John Baron, the Company, the Subsidiary and Chesonis.

3.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Richard J. Padulo, the Company, the Subsidiary and Chesonis.

4.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Richard E. Ottalagana, the Company, the Subsidiary and Chesonis.

5.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Edward J. Butler, Jr., the Company, the Subsidiary and Chesonis.

6.	Stock Rights Agreement, dated July 17, 1998, as amended, among Joseph D. Ambersley, the Company, the Subsidiary and Chesonis.

7.	Stock Rights Agreement, dated as of August 13, 1998, as amended, among Timothy J. Bancroft, the Company, the Subsidiary and Chesonis.

8.	Stock Rights Agreement, dated as of July 17, 1998, as amended, among Bradford M. Bono, the Company, the Subsidiary and Chesonis.

9.	Letter dated September 30, 1998 and Statement of Registration Rights addressed to the following investors in Company’s $10,000,000 private offering:

Bradford M. Bono

Richard E. Ottalagana

Daniel J. Venuti

Joseph D. Ambersley

John Baron

Edward J. Butler, Jr.

Richard J. Padulo

Timothy J. Bancroft

Katherine A. Chapman

Allkarim Somji

David Vaun Crumly

James N. Perry, Jr., Trustee of James N. Perry, Jr.

Jack Markell

JNP 1995 Trust

James H. Kirby

Woodcliff Partners, an Illinois General Partnership

Emile Karafiol

Paul J. Finnegan

PJF 1995 Trust by Mary M. Finnegan, Trustee

Kent S. Charugundla

Raymond T. Saucke

David R. Ferris

Nicholas Gentile

The Allen Group, A Partnership

Alan A. Edelstein

Alex F. Ferrini, Jr. and Karen F. Ferrini

Lewis Hay IV

Richard DeRose

David S. Hunt

Kingdom Investments, Limited

Lyda Hunt-Herbert Trusts-Douglas Herbert Hunt

Lyda Hunt-Herbert Trusts-Bruce William Hunt

Barbara Hunt Crow

Lyda Hunt Allred

Noble Nash

Samer Tawfik

Eric Adolf Ruhle, Jr.

Gregory Spanellis

Larry V. Boyer

The Christopher E. Edgecomb Living Trust Dated April 25, 1998

STAR Telecommunications, Inc.

10.	Stock Purchase Agreement, dated as of November 16, 1998, as amended, between the Company and CIT Lending Services Corporation.

11.	Stock Purchase Agreement, dated as of August 13, 1998, as amended, between the Company and Christopher E. Edgecomb, Trustee of the Christopher E. Edgecomb Living Trust dated April 25, 1998.

12.	Stock Purchase Agreement, dated as of August 20, 1998, as amended, between the Company and Jeffrey P. Sudikoff.

13.	Stock Rights Agreement, dated as of October 30, 1998, as amended, among Katherine A. Chapman, the Company, the Subsidiary and Chesonis.

14.	Amended and Restated Registration Rights Agreement, dated as of February 4, 2000, among the Company and the other parties named therein.

15.	Stock Purchase Agreement, dated as of July 20, 1998, among Algimantas K. Chesonis, Chesonis, the Company and the Subsidiary.

16.	Stock Purchase Agreement, dated as of July 17, 1998, as amended, among Chesonis, the Company and the Subsidiary.

Exhibit A

Written Consent of Stockholders

Omitted

Exhibit B

Campuslink Stock Purchase Agreement

See Exhibit 10.12 to

Registration Statement on Form S-1

Exhibit C

Initial Investors’ Stock Purchase Agreement

See Exhibit 10.13 to

Registration Statement on Form S-1

Exhibit D

Founding Stockholders’ Agreement

See Exhibit 10.5 to

Registration Statement on Form S-1

Exhibit E

Termination Agreement to CCS Group Stockholders’ Agreement

Omitted

Exhibit F-1

Letter Agreement with Pacific Capital Group, Inc.

See Exhibit 10.15.1 to

Registration Statement on Form S-1

Exhibit F-2

Letter Agreement with Kline Hawkes & Co.

See Exhibit 10.15.2 to

Registration Statement on Form S-1

Exhibit G

Amendment No. 1 to Third Amended and Restated Loan and

Security Agreement and to Second Amended and Restated Guaranty

See Exhibit 10.1.3 to

Registration Statement on Form S-1